Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on August 1, 2025 (the “Effective Date”) by and between ST Shared Services LLC, a Delaware limited liability company, or any successor thereto (the “Company”), and Christiana Stamoulis (the “Executive”) (collectively referred to as “Parties” or individually referred to as a “Party”).

WHEREAS, the Company is a wholly-owned subsidiary of Mallinckrodt plc, a public company with limited liability incorporated in Ireland (“Mallinckrodt” and, collectively with the Company and their respective subsidiaries and affiliates, the “Company Group”);

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company;

WHEREAS, the Company and the Executive desire to enter into this Agreement as of the Effective Date, to set forth the rights and obligations of the Parties hereto in respect of the Executive’s employment with the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and good will of the Company Group will be preserved for the exclusive benefit of the Company Group.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1.       Commencement Date; Employment; Position and Location. The Company hereby agrees to employ the Executive, effective as of the Commencement Date (as hereinafter defined), as the Chief Financial Officer and President of the Company and, in connection therewith but for no consideration, of Mallinckrodt, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth. The Executive shall perform the Executive’s services remotely and at one of the Company’s U.S. Branded Office locations, in accordance with the Company’s hybrid and remote work policies. The Executive acknowledges that the Executive may be required to travel in connection with the performance of the Executive’s duties.

Section 2.       Term of Employment. The Executive’s employment with the Company shall commence no later than September 22, 2025 (such actual date of commencement the “Commencement Date”) and shall end on the last day of employment upon termination by either party, as set forth herein.

Section 3.       Duties. The Executive shall perform services in a manner consistent with the Executive’s position as Chief Financial Officer and President of the Company, subject to the general supervision and direction of the Chief Executive Officer of the Company Group (the “CEO”). The Executive shall report solely and directly to the CEO. The Executive hereby agrees to devote substantially all of the Executive’s business time, skill, attention, and reasonable best efforts to the faithful performance of such duties and to the promotion of the business and affairs of the Company Group during the Executive’s employment with the Company. Notwithstanding the foregoing, the Executive may (a) serve on the boards of trade associations and charitable organizations and (i) subject to Board approval, one private commercial entity so long as such entity is not engaged in a Competing Business (as defined below), and (ii) subject to Board approval, not to be unreasonably withheld, one public commercial entity, (b) engage in charitable and educational activities and community affairs, and (c) manage the Executive’s personal investments and affairs, in each case, subject to compliance with this Agreement (including, without limitation, Section 8 and Section 9 hereof) and provided that such activities do not materially interfere with the Executive’s performance of the Executive’s duties and responsibilities hereunder. The Company hereby acknowledges that Executive currently serves on the board of Hologic, Inc. (HOLX) and the Company consents to such service, provided that it does not materially interfere with the Executive’s performance of the Executive’s duties and responsibilities hereunder.

Section 4.       Base Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary at the rate of eight hundred and seventy-five thousand dollars ($875,000) per calendar year (the “Base Salary”), payable in accordance with the Company’s applicable payroll practices. The Base Salary shall be subject to review and increase (but may not decrease, unless the reduction in Base Salary is (a) part of a program approved by the Board of Directors of Mallinckrodt (the “Board”) or its delegate, the Human Resources and Compensation Committee (collectively, the “Committee”) that affects all executive officers other than the Chief Executive Officer on a consistent basis and (b) no greater than 10% in the aggregate) by the Committee in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary, unless otherwise specifically set forth herein.

Section 5.       Additional Benefits. In addition to the Base Salary, the Executive shall be entitled to the following additional benefits:

Section 5.01         Annual Short-Term Management Incentive Plan. The Executive shall be eligible to participate in an annual short-term management incentive plan established by the Committee (the “STIP”) pursuant to which the Executive will have the opportunity to earn a cash incentive bonus in respect of each year of employment (the “Annual Bonus”), subject to terms established by the Committee from time to time. For fiscal years following 2025, the Executive’s Annual Bonus target shall be 80% of the Base Salary (the “Target Bonus”). The actual Annual Bonus earned by the Executive in respect of a given year, if any, shall be based on performance metrics to be determined by the Committee, in its sole discretion. The Committee shall determine whether the Executive has met or exceeded the performance metrics in any given year with regard to determining the amount of the Executive’s Annual Bonus. For the avoidance of doubt, except as provided in Section 7.01 through Section 7.04, the Executive’s participation in the STIP and the Executive’s right to earn any cash bonus thereunder shall be subject to the same terms and conditions established by the Committee for other executive officers other than the Chief Executive Officer of the Company. For fiscal year 2025, the Executive shall be guaranteed a cash incentive bonus amount equal to seven hundred thousand dollars ($700,000), which amount shall be the Target Bonus for 2025 for purposes of this Agreement, subject to the Executive’s continued employment with the Company through the payment date, except as provided herein. The Annual Bonus shall be paid to the Executive in accordance with the STIP and at the same time other executive annual bonuses under the STIP are paid.

Section 5.02         Long-Term Incentives.

(a)            Inducement Grant. As soon as reasonably practicable following the Commencement Date, the Executive shall be granted a one-time equity award (the “Inducement Award”) under Mallinckrodt’s 2025 Stock and Incentive Plan to be adopted by the Board (the “MIP”) with a grant date fair market value of eight million four hundred thousand dollars ($8,400,000), which such fair market value shall be equal to the most recent, valid Section 409A valuation. The Inducement Grant shall consist of restricted stock units (“RSUs”) that, except as provided in Section 7.01 through 7.04, will vest ratably on each of December 15, 2025, December 15, 2026 and December 15, 2027, subject to the Executive’s continued employment with the Company through such dates. The terms and conditions applicable to the Inducement Grant shall be consistent with those applicable to RSUs issued under the MIP, except as otherwise set forth herein. For the avoidance of doubt, the terms of the MIP shall provide for the equitable adjustment of outstanding awards, including the Inducement Award, in the case of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization or similar corporate event. Notwithstanding anything set forth in the MIP, “Cause”, “Change in Control Termination”, “Disability”, and “Good Reason” shall have the meanings set forth herein, to the extent they differ from the definitions set forth in the MIP, with respect to the Inducement Grant and any other awards that may be granted to Executive under the MIP.

(b)            For periods following the 2025 fiscal year, the Executive shall receive annual long-term incentive compensation grants which shall have a grant date fair market value of no less than five million dollars ($5,000,000) (the “Annual LTI Awards”). Except as provided in Section 7.01 through Section 7.04, Executive’s Annual LTI Awards shall be subject to terms and conditions established by the Committee that are no less favorable than those established for other executive officers of the Company other than the Chief Executive Officer. In 2026 only, Executive shall receive an additional long-term incentive compensation grant which shall have a grant date fair market value of two million dollars ($2,000,000) (the “Top-Up Grant”) which will be granted at the same time as long-term incentive compensation grants are made to other executive officers of the Company other than the Chief Executive Officer and shall be subject to terms and conditions established by the Committee that are no less favorable than those established for other executive officers of the Company other than the Chief Executive Officer, except as specifically set forth herein.

Section 5.03         Cash Inducement Award. Subject to Executive’s continued service through each of July 1, 2026 and July 1, 2027 (except as provided herein), Executive shall be paid a cash amount of one million dollars ($1,000,000), paid in two installments of five hundred thousand dollars ($500,000), with the first payment to be made on or within thirty (30) days of July 1, 2026, and the second such payment to be made on or within thirty (30) days of July 1, 2027 (the “Cash Inducement Award”).

Section 5.04         Benefits. The Executive shall be entitled to participate in the Company’s health, welfare, and other benefit plans and programs, including vacation, that are in effect for its executive officers from time to time, subject to the terms and conditions of such plans and such participation in each case shall be on terms and conditions no less favorable than those established for other executive officers of the Company other than the Chief Executive generally; provided, that such plans may be amended, modified, or terminated at any time so long as Executive is not treated less favorably than executive officers of the Company other than the Chief Executive Officer generally. For the avoidance of doubt, the Executive is not entitled to any employment benefits under Irish law and/or the law of any jurisdiction other than the United States, or to the protection of Irish employment legislation and/or employment legislation of any jurisdiction other than the United States as the Executive is not an employee of any member of the Company Group other than the Company.

Section 5.05         Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable, necessary, and documented expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, including for travel and hotel expenses incurred in traveling to and working from the Company’s offices, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations that are applicable generally to executive officers of the Company other than the Chief Executive Officer, as provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Committee may establish from time to time, in each case that are applicable generally to executive officers of the Company other than the Chief Executive Officer. Except to the extent specifically provided, however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters. The Company further agrees to reimburse the Executive for reasonable, documented legal and tax advisory fees incurred by the Executive in connection with the negotiation, drafting and execution of this Agreement.

Section 5.06         Indemnification and D&O Insurance. The Company shall provide Executive with indemnification and liability insurance coverage to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ organizational documents, including, if applicable, any directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Committee or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

Section 5.07          Compensation. The Executive agrees and acknowledges that (i) the Executive is employed solely by the Company and not by any member of the Company Group, (ii) the Executive’s compensation is paid for the services the Executive renders to the Company, and (iii) in connection with the Executive’s employment with the Company, and for no consideration, the Executive serves as the Chief Financial Officer and President of Mallinckrodt.

Section 6.             Termination. This Agreement and the Executive’s employment hereunder shall be terminated as follows:

Section 6.01         Death. This Agreement and the Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

Section 6.02         Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform the Executive’s duties hereunder for a continuous period of at least 90 days or for at least 120 days out of any twelve (12)-month period after reasonable accommodation that, in any case, meets the requirements for disability benefits under the Company’s long-term disability plan (a “Disability”), the Executive’s employment under this Agreement shall terminate automatically. Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Executive and reasonably acceptable to the Board. The failure of the Executive to submit to a reasonable examination by a physician or physicians reasonably acceptable to the Board within thirty (30) day’s following the Board’s request for such an examination shall act as an estoppel to any objection by the Executive to the determination of Disability by the Board.

Section 6.03         By the Company for Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time, effective upon written notice to the Executive specifying in detail the event(s) or circumstance(s) constituting Cause. For purposes hereof, the term “Cause” shall mean Executive’s (a) substantial failure or refusal to perform the lawful duties and responsibilities of the Executive’s job as required by the Company Group, other than due to Disability, which non-performance has continued for thirty (30) days following the Executive’s receipt of written notice from the Company Group of such non-performance, (b) a material violation of any fiduciary duty or duty of loyalty owed to the Company Group, (c) conviction of a misdemeanor (other than a traffic offense) or felony, (d) any act(s) of fraud, embezzlement or theft against the Company Group, (e) violation of a material Company Group rule or policy, which violation is not cured within ten (10) days following the Executive’s receipt of written notice from the Company Group of such violation, (f) unauthorized disclosure of any trade secret or confidential information of the Company Group or (g) other egregious conduct, that has or is reasonably likely to have a serious and detrimental impact on the Company Group and its employees. The Committee, in its good faith discretion, shall determine Cause. For the avoidance of doubt, poor performance shall not in and of itself, unless intentionally undertaken, constitute Cause.

Section 6.04         By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon not less than thirty (30) days’ prior written notice to the Executive; provided, that in lieu of providing the notice described above, the Company may, in its sole discretion, continue to pay the Executive’s Base Salary during such thirty (30) day period.

Section 6.05         By the Executive without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder at any time effective upon at least sixty (60) days’ prior written notice to the Company; provided, that the Company may, in its sole discretion, within five (5) days of its receipt of such notice, waive such notice period and accelerate the date of the Executive’s termination to any date that occurs following the Company’s receipt of such notice without changing the characterization of such termination as a resignation, even if such date is prior to the date specified in such notice, and any pay in lieu of such notice period or portion thereof that the Company has so waived is capped at thirty (30) days.

Section 6.06         By the Executive with Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company with Good Reason (as defined below). Such notice must provide a reasonably detailed explanation of the circumstances constituting Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of one of the following events: (a) the Company, without the Executive’s written consent, requires the Executive to relocate to a principal place of employment more than fifty (50) miles from the Executive’s existing place of employment, which materially increases the Executive’s commuting time; (b) the Company, without the Executive’s consent, materially reduces the Executive’s base salary or target annual bonus opportunity, other than a reduction of less than 10% that is made at the same time to the base salary or target annual bonus opportunity, as applicable, of all similarly situated employees; (c) the Company, without the Executive’s written consent, requires the Executive to experience a material diminution in Executive’s title, responsibilities, duties or authorities; (d) a material breach by the Company of the Agreement; or (e) a requirement that the Executive report to any other person, position or entity other than the CEO. Notwithstanding the foregoing, in the event that the Executive provides written notice of termination with Good Reason in reliance upon this Section 6.06 (such notice to be provided within thirty (30) business days of the Executive’s knowledge of the occurrence of the events or circumstances constituting Good Reason), the Company shall have the opportunity to cure such circumstances within thirty (30) business days of receipt of such notice. If the Company shall not have cured such event or events giving rise to Good Reason within thirty (30) business days after receipt of written notice from the Executive, the Executive may terminate employment with Good Reason by delivering a resignation letter to the Company within thirty (30) business days following such thirty (30) business day cure period; provided, that if the Executive has not delivered such resignation letter to the Company within such thirty (30) business day period, or has not provided written notice to the Company within thirty (30) days of the occurrence of the events or circumstances constituting Good Reason, the Executive waives the right to terminate employment with Good Reason.

Section 7.             Effect of Termination.

Section 7.01         Death, Disability, Voluntary Termination without Good Reason, or Termination for Cause. Upon any termination of the Executive’s employment under this Agreement either (a) voluntarily by the Executive without Good Reason, (b) by the Company for Cause, or (c) as a result of the Executive’s death or Disability, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Company shall pay or provide to the Executive or the Executive’s estate (a) all salary earned or accrued through the date the Executive’s employment is terminated, (b) reimbursement for any and all monies advanced by the Executive in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, (c) except upon termination of the Executive’s employment by the Company for Cause, any unpaid Annual Bonus earned in a prior calendar year, based on the actual level of achievement of the applicable targets or performance as determined by the Committee at the end of such calendar year, (d) solely upon a termination of employment as a result of the Executive’s death or Disability, a Prorated Target Bonus (as defined below), and (e) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused, vacation pay and benefits under any retirement plans, but excluding any bonus payments except as provided in subsections (c) and (d) of this Section 7.01 (collectively, “Accrued Benefits”), except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees. For the avoidance of doubt, all outstanding equity-based awards held by the Executive that were granted under the MIP shall be treated in accordance with the terms of the MIP, subject to any different treatment as provided for in Section 7.02 and Section 7.03, if applicable.

Section 7.02         Termination without Cause or Termination with Good Reason. In the event that the Executive’s employment under this Agreement is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay or provide to Executive as the Executive’s exclusive severance benefit right and remedy in respect of such termination, (a) the Executive’s Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees, and (b) as long as the Executive does not violate in any material respect the provisions of Section 8 and Section 9 hereof, severance pay as follows (collectively, the “Severance Benefits”):

(a)            an amount equal to the product of (i) the sum of the Executive’s Base Salary and Target Bonus (in each case, not taking into account, for this and other severance provisions, reductions which would constitute Good Reason or were otherwise made in the prior six (6) months) multiplied by (ii) 1.5, net of deductions and tax withholdings, as applicable (the “Cash Severance”), payable in installments commencing on the first regular payroll date following the effective date of the Release (as defined below);

(b)            an amount equal to a prorated portion (based on the number of days the Executive was employed by the Company during the calendar year in which the termination occurs) of the Target Bonus payable with respect to the year in which the termination occurs, net of deductions and tax withholdings, as applicable (the “Prorated Target Bonus”), payable in a lump sum on the first regular payroll date following the effective date of the Release;

(c)            an amount equal to eighteen (18) months of the premiums that would have been payable by the Executive if the Executive had elected continued coverage under the Company’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder (“COBRA”), determined based on the COBRA rates in effect as of the date of the Executive’s termination, net of deductions and tax withholdings, as applicable (the “COBRA Benefits”), payable in a lump sum on the first regular payroll date following the effective date of the Release;

(d)            full and immediate vesting in the unvested portion of the Inducement Award and the Top-Up Grant;

(e)            payment of any unpaid portion of the Cash Inducement Award, payable in a lump sum on the first regular payroll date following the effective date of the Release;

(f)            all outstanding equity-based awards held by the Executive that were granted under the MIP, other than the Inducement Award and the Top-Up Grant, shall be treated in accordance with the terms of the MIP;

(g)            coverage of the cost of outplacement services for the Executive at the level and outplacement agency that the Company regularly uses for such purpose for similar level executives; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Executive’s termination of employment or, if earlier, the date of Executive’s death.

Section 7.03         Termination without Cause or Voluntary Termination with Good Reason Upon a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the period beginning 120 days prior to the date of a Change in Control (as defined in the MIP) and ending twelve (12) months after the date of such Change in Control (a “Change in Control Termination”), then the Executive shall receive the Severance Benefits with the following enhancements: (a) Cash Severance will be paid in lump sum on the first payroll date following the effective date of the Release (or, if later, the Change in Control) and (b) all of the Executive’s unvested and outstanding RSUs, PSUs and other equity-based awards shall immediately vest as of the effective date of the Release (or, if later, the Change in Control). In the event of a Change in Control Termination prior to the occurrence of the Change in Control (x) payments under this Section 7.03 shall be reduced by any payments made previously under Section 7.02 hereof and (y) if necessary to comply with the provisions of Code Section 409A (as defined below) certain severance payments shall continue to be made in installments.

Section 7.04         Payment of Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or the Executive’s estate or beneficiary) is entitled shall be payable in cash promptly upon the effective date of termination, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan, or program; provided, that all Accrued Benefits shall be paid no later than December 31 of the calendar year immediately following the calendar year of the Executive’s termination.

Section 7.05         No Other Benefits. Except as explicitly provided in this Section 7, the Executive shall not be entitled to any compensation, severance, or other benefits from the Company Group upon or following the termination of the Executive’s employment for any reason whatsoever. Notwithstanding anything else herein to the contrary, all payments and benefits due to the Executive under this Section 7 after termination of employment which are not otherwise required by law (other than Accrued Benefits) shall be contingent upon execution by the Executive (or the Executive’s beneficiary or estate) of a general release of all claims, to the maximum extent permitted by law, against the Company Group, its affiliates, and its then current and former equity holders, directors, employees, and agents, in substantially the form attached hereto as Exhibit A (the “Release”) and such Release becoming irrevocable no later than thirty (30) days following the Executive’s termination of employment.

Section 7.06         Resignation as an Officer. If the Executive’s employment with the Company terminates for any reason, the Executive will be deemed to have automatically resigned, effective as of the date of termination of the Executive’s employment with the Company, from all positions with the Company Group, unless otherwise mutually agreed by the Parties in writing, and the Executive agrees to execute any documents needed to effect the foregoing.

Section 7.07         No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided pursuant to Section 7 by seeking other employment or otherwise, and the amount of any payment provided for pursuant to Section 7 shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

Section 7.08         Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein, including, without limitation, the obligations of the Executive under Section 8 and Section 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under this Section 7 hereof is expressly conditioned upon the Executive’s continued performance in all material respects of Executive’s obligations under Section 8 and Section 9 hereof. The Executive recognizes that, except as expressly provided in this Section 7, no compensation is earned after termination of employment.

Section 8.             Confidentiality; Assignment of Inventions.

Section 8.01         Confidentiality. The Executive acknowledges that the Executive is in possession of confidential information concerning the business and operations of the Company Group, including the identity of customers and suppliers (the “Confidential Information”). The Executive agrees that the Executive shall keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling the Executive’s obligations hereunder and in order to perform any service to the Company Group as a director, consultant, or employee, and not for any other purpose. Notwithstanding the foregoing, Confidential Information shall not include any information that (a) has become publicly known and made generally available or is known within the Company Group’s industry through no wrongful act of the Executive or (b) is required to be disclosed by applicable laws, court order or subpoena or a governmental or regulatory agency (or similar body or entity) after, to the extent legally permitted, providing prompt written notice of such request to the Board so that the Company Group may seek an appropriate protective order or other appropriate remedy. The Executive may also disclose Confidential Information to the extent required pursuant to any legal process between the Executive and the Company Group.

Section 8.02         Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, the Executive’s entire right, title, and interest in and to all Inventions (as defined below), together with all United States and foreign rights with respect thereto, and at the Company Group’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions, and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions and patents and copyrights with respect thereto in the Company Group, and to assist the Company Group in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications, or copyrights. For the purposes of this Agreement, “Inventions” shall mean any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours), while in the employ of the Company and (x) which was or is directly or indirectly related to the business of the Company Group or (y) which resulted or results from any work performed by any executive or agent thereof during the Executive’s employment with the Company.

Section 8.03         Return of Documents upon Termination of Employment. All notes, letters, documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company Group, and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. Notwithstanding the foregoing, the Executive may retain all information, documentation and devices personal to the Executive; provided that such materials do not contain Confidential Information, and the Company will cooperate in transferring any personal information from Company devices to the Executive’s personal devices.

Section 8.04         Whistleblower Acknowledgement.   Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

Section 8.05         Trade Secret Acknowledgement. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company Group’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Section 9.             Restrictions on Activities of the Executive.

Section 9.01          Acknowledgments. The Executive and the Company agree that the Executive is being employed hereunder in a key capacity with the Company and that the Company Group is engaged in a highly competitive business and that the success of the Company Group’s business in the marketplace depends upon its good will and reputation for quality and dependability. The Executive and the Company further agree that reasonable limits may be placed on the Executive’s ability to compete against the Company Group as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company Group and are reasonable and valid in geographical and temporal scope and in all other respects. Notwithstanding anything to the contrary herein, the covenants contained in this Section 9 shall be in addition to, and not in lieu of, and shall not amend, modify, abrogate, or otherwise alter any other restrictive covenants by which the Executive is bound pursuant to any other written agreement with the Company Group.

Section 9.02         Restrictions. During the Executive’s employment with the Company and during the twelve (12) month period following the date of the Executive’s termination from employment with the Company for any reason (the “Restricted Period”), the Executive shall not:

(a)            directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any individual, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity in any geographic location in which the Company Group engages in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any of the businesses of the Company Group or any entity owned by the Company Group (a “Competing Business”); provided that a “Competing Business” shall not include (i) hospitals or pharmacies that purchase Company Group products or similar products or (ii) retailers or wholesalers that sell Company Group products or similar products; and provided further, that this Section 9.02(a) shall not apply in the event of Executive’s termination of employment by the Company without Cause or by Executive with Good Reason;

(b)            directly or indirectly solicit or recruit, on the Executive’s own behalf or on behalf of any other Business, the services of, or hire or engage, or interfere with the Company Group’s relationship with, any individual who is (or, at any time during the previous twelve (12) months, was) an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors or directors to terminate services with the Company Group; provided, however, the solicitation (but not hiring) by advertisement of job openings by use of newspapers, magazines, the Internet, other media, and search firms not directed at individual prospective employees covered by this Section 9.02(b) shall not be a violation of this Section 9.02(b);

(c)            directly or indirectly, on the Executive’s own behalf or on behalf of any other Business, recruit or otherwise solicit for a Competing Business, any customer, client, distributor, vendor, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group.

The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Executive is in violation of any of the provisions of this Section 9.02.

Section 9.03         THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS, AND ABILITIES THE EXECUTIVE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT THE EXECUTIVE, IN THE EVENT OF TERMINATION OF THE EXECUTIVE’S EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO THE EXECUTIVE WITHOUT VIOLATING ANY PROVISION OF Section 8 OR Section 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS, AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

Section 9.04         Non-Disparagement. The Executive shall not, during the term of the Executive’s employment or at any time thereafter, whether in writing or orally, malign, denigrate, or disparage the Company Group, or any current or former directors, officers, or employees of the Company Group, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Executive understands that nothing in this Agreement is intended to prevent Executive from making truthful statements (a) in any legal proceeding or as otherwise required by law, or from reporting possible violations of federal law or regulation to a governmental agency or entity; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing Executive’s duties during the Executive’s term of employment (e.g., performance reviews); or (e) in response to statements, references or characterizations made, directly or indirectly, by the Company Group that are misleading, disparage the Executive, or reflect negatively on the Executive. The Company Group will instruct its executives and Board members not to disparage the Executive to the same extent the Executive is restricted in this Section 9.04.

Section 10.           Remedies. It is expressly understood and agreed that, notwithstanding anything to the contrary herein, in the event of any breach of the provisions of Section 8 or Section 9 of this Agreement, the Company Group shall have the right and remedy, without regard to any other available remedy, to (a) have the restrictive covenants set forth in Section 8 or Section 9 specifically enforced by any court of competent jurisdiction, (b) seek to have issued an injunction restraining any breach or threatened breach without posting of a bond, and (c) seek any and all other remedies available to the Company Group under applicable law; it being understood that any breach of any of the restrictive covenants set forth in Section 8 or Section 9 could cause irreparable and material damages to the Company Group (including, for the avoidance of doubt, any loss of the proprietary advantage and trade secrets related to the identity of customers and suppliers), the amount of which cannot be readily determined and as to which the Company Group will not have any adequate remedy at law or in damages. The Executive agrees that any remedy at law for any breach by the Executive of the restrictive covenants set forth in Section 8 or Section 9 would be inadequate, and that the Company Group would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Executive is too onerous and is not necessary for the protection of the Company Group, the Executive agrees that any court of competent jurisdiction may impose such lesser restrictions that may be necessary or appropriate to properly protect the Company Group. For the avoidance of doubt, the failure in one or more instances of the Company Group to insist upon performance of any of the covenants or restrictive covenants set forth in Section 8 or Section 9, to exercise any right or privilege herein conferred, or the waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or Section 9 shall not be construed as a subsequent waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or Section 9, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

Section 11.           Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12.           Notices. Any and all notices or other communication required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if personally delivered, (b) three (3) days after deposit if sent by first class registered mail, return receipt requested, (c) one (1) day after deposit if sent by a reputable overnight courier, or (d) upon confirmation if sent by facsimile or email, addressed to the Parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid):

If to the Company:	ST Shared Services LLC 440 Route 22 East, Suite 302 Bridgewater, New Jersey 08807 Attention: Chief Legal Officer and Corporate Secretary Email: corporate.secretary@mnk.com with a copy to:

Hogan Lovells US LLP

100 International Drive, Suite 200

Baltimore, Maryland 21202

Attention: William Intner

Email: William.intner@hoganlovells.com

If to the Executive:

at the most recent address on file for the Executive in the Company’s records or to such other address as a Party may notify the other pursuant to a notice given in accordance with this Section 12.

Section 13.           Miscellaneous.

Section 13.01       Amendment. This Agreement may not be amended or revised except by a writing signed by the Parties.

Section 13.02       Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties, or obligations of the Executive or the Company shall be assignable by the Executive or the Company, except with respect to a successor, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred, or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by, nor shall it be deemed an assignment of this Agreement upon, the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm, or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs, and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs, or representatives.

Section 13.03       Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.

Section 13.04       Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, understandings, negotiations, and discussions, whether oral or written, of the Parties, including, without limitation, any term sheet related to the subject matter hereof.

Section 13.05       Withholding. The Company shall withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

Section 13.06       Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit, or describe the scope or substance of any provision of this Agreement.

Section 13.07       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Section 13.08       Governing Law; No Construction Against Drafter. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

Section 13.09       Dispute Resolution. Any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment will be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for the Executive’s breach or purported breach of Section 8 or Section 9 of this Agreement, the Company will have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. Each of the Executive and the Company will bear its own legal expenses and will share the arbitration costs equally.

Section 13.10       Representations of Executive; Advice of Counsel.

(a)            The Executive represents, warrants, and covenants that as of the Effective Date: (i) the Executive has the full right, authority, and capacity to enter into this Agreement and perform the Executive’s obligations hereunder and the Executive’s application for employment with the Company has been truthful and complete, (ii) the Executive will not be bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Executive’s employment with the Company, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment, or agreement to which the Executive is subject, and (iv) the Executive has disclosed to the Company all pending or closed litigations, judgments, or regulatory matters involving the Executive.

(b)            Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees, or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

Section 13.11       Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:

(a)            The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement contravenes Code Section 409A or would cause the Executive to be subject to additional taxes, interest or penalties under Code Section 409A the Executive and the Company shall discuss in good faith modifications to this Agreement in order to mitigate or eliminate such taxes, interest or penalties. In making such modifications the Company and the Executive shall reasonably attempt to maintain the original intent of the applicable provision without contravening the provisions of Code Section 409A to the maximum extent practicable. In no event whatsoever will the Company be liable for any additional tax, interest, or penalties that may be imposed on the Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)            For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company

Section 13.12       Code Section 280G.

(a)            If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) (a “280G Change in Control”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”, and Executive shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate reasonably applicable to Executive, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b)            Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by a nationally recognized accounting firm selected by the Company subject to the approval of the Executive which shall not be unreasonably withheld (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Without limiting the generality of the foregoing, any determination by the Accountants under this Section 13.12(b) will take into account the value of any reasonable compensation for services to be rendered by the Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section as well as any costs incurred by the Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

Section 13.13       Recoupment. By executing this Agreement, the Executive acknowledges and agrees that the compensation provided under this Agreement is subject to recoupment in accordance with the terms and provisions of Mallinckrodt’s Executive Financial Recoupment Program as in effect on the Effective Date (the “Recoupment Policy”), attached hereto as Exhibit B, as such Recoupment Policy may be amended by the Board in compliance with the conditions set forth in Section 6.8 of the Recoupment Policy.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

ST SHARED SERVICES LLC

By:	/s/ Sigurdur Olafsson
Name: Sigurdur Olafsson
Title: Chief Executive Officer

EXECUTIVE

/s/ Christiana Stamoulis
Christiana Stamoulis

[Signature Page to Christiana Stamoulis’ Employment Agreement]

Exhibit A

Exhibit A

RELEASE OF CLAIMS (“Release”)

In connection with the termination of employment of Christiana Stamoulis (the “Executive”) by ST Shared Services LLC, a Delaware limited liability company (the “Company”) pursuant to the Employment Agreement between Executive and the Company, dates as of _________, 2025 (the “Employment Agreement”), Executive agrees as follows:

1.             Release of Claims

In consideration of the payments and benefits described in Section 7.02 or Section 7.03 (as applicable) of the Employment Agreement (other than Accrued Benefits), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of the Executive and the Executive’s heirs, successors, and assigns, subject to the last sentence of this Section 1, hereby waives and releases any employment, compensation, or benefit-related common law, statutory, or other complaints, claims, charges, or causes of action, both known and unknown, in law or in equity (collectively, the “Claims”), which Executive ever had, now has, or may have against the Company, Mallinckrodt plc, a public company with limited liability incorporated in Ireland, and their respective subsidiaries and affiliates, and their equity holders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives, or agents, and each of their affiliates, successors, and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge, or cause of action arising out of Executive’s employment or termination of employment (including failure to provide notice of termination), or any term or condition of that employment, or claim for severance, equity, or equity-based compensation, except as set forth in Section 7.02 or Section 7.03 (as applicable) of the Employment Agreement, or arising under federal, state, or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state, and local laws relating to discrimination on the basis of age, sex, or other protected class, all Claims under federal, state, or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any Claims for attorneys’ fees and costs with respect to any of the foregoing.

Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof which is or may be initiated, prosecuted, or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators, or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any Claims known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release Claims with respect to (i) any rights the Executive may have to enforce the Employment Agreement, (ii) accrued vested benefits or any other benefits remaining due under employee benefit plans of the Company and its subsidiaries and affiliates subject to the terms and conditions of such plans and applicable law, (iii) any rights to continuation of medical and/or dental coverage in accordance with COBRA, (iv) any claims to coverage under any indemnification agreement or policy or liability insurance arrangement, (v) any rights in vested equity awards and (vi) any other rights that may not be released in accordance with applicable law (collectively, the “Unreleased Claims”).

Exhibit A

2.             Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim, or proceeding with respect to a Claim, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state, or federal agency, court, or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim, or proceeding against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of the Executive’s claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.             Time to Consider

Executive acknowledges that Executive has been advised that Executive has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and, to the extent Executive signs this Release prior to the expiration of such period, Executive does hereby knowingly and voluntarily waive the remaining portion of such twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

Exhibit A

4.             Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all Claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.             No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company or any of the Releasees.

6.             Indemnification

The Executive shall be entitled to indemnification to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of the Executive’s duties to the Company, and to the extent applicable, the Releasees, during the Executive’s employment and to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. Such indemnification and coverage shall apply, while potential liability exists, to the same extent as provided to active directors and senior officers.

7.             General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8.             Governing Law; Dispute Resolution

This Release shall be construed under and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. Any controversy or claim between the Executive and the Company or any Releasee arising out of or relating to or concerning this Release or any aspect of the Executive’s employment with the Company or the termination of that employment will be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for the Executive’s breach or purported breach of Section 8 or Section 9 of the Employment Agreement, the Company will have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. Each of the Executive and the Company will bear its own legal expenses and will share the arbitration costs equally.

Exhibit A

IN WITNESS WHEREOF, Executive has hereunto set the Executive’s hand as of the day and year set forth opposite the Executive’s signature below.

EXECUTIVE

DATE	Christiana Stamoulis

(Not to be signed prior to termination of services)

[Signature Page to Christiana Stamoulis Release]

Exhibit B

Exhibit B

EXECUTIVE FINANCIAL RECOUPMENT PROGRAM (“Recoupment Policy”)

1.            Purpose

1.1	The Board of Directors (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.

1.2	The Board has therefore adopted this policy (this “Policy”) to establish an Executive Financial Recoupment Program (“Recoupment Program”), under which the Company may recoup certain executive compensation in the event of either (a) an Accounting Restatement or (b) Significant Misconduct.

2.            Scope

2.1	This Policy applies to the Company’s current and former executive officers (as determined pursuant to Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as well as all U.S.-based Executive Vice Presidents and the Chief Executive Officer (collectively, “Covered Executives”).

2.2	With respect to Significant Misconduct, this Policy shall apply to Covered Executives who, at the time of a Recoupment Determination, are either current Company employees or became former Company employees at any time 150 days or more after the CIA Effective Date.

2.3	Covered Executives shall be required, to the extent legally possible, to acknowledge this Policy and agree that its terms apply to their Incentive Compensation.

3.            References

3.1	Company’s Corporate Integrity Agreement (“CIA”)

3.2	CIA Appendix C

4.            Definitions

4.1	Accounting Restatement: Accounting restatement resulting from material noncompliance with financial reporting requirements under applicable law.

Exhibit B

4.2	Affirmative Recoupment Determination: A determination by the Recoupment Committee that a Cash Award and/or Equity Award must be forfeited by or recouped from a Covered Executive.

4.3	Cash Award: Incentive awards, bonuses, and other similar awards on an after tax/net basis, as defined in the CIA.

4.4	CIA Effective Date: Date of final signatory on the CIA.

4.5	Covered Executives: The Company’s current and former executive officers (as determined pursuant to Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as well as all U.S.-based Executive Vice Presidents and the Chief Executive Officer.

4.6	Covered Functions: Refers to Promotional Functions, Contribution and Assistance Related Functions, and Government Pricing Functions, as each is defined in the CIA.

4.7	Delegate: Company personnel to whom the Recoupment Committee has delegated one or more of its required tasks.

4.8	Equity Award: Unvested stock options, unvested stock appreciation rights, unvested deferred share units, and other unvested rights to receive company common stock, as defined in the CIA.

4.9	Financial Reporting Measure: Any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measure that is derived, wholly or in part, from any such measure, and stock price and total shareholder return, in each case, as approved by the Board (or the HRCC Committee as the Board’s delegate). A measure, however, need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission to constitute a Financial Reporting Measure.

4.10	Good Cause: Grounds, as determined by the Recoupment Committee, for not taking legal action against a Covered Executive to seek recoupment of a Cash or Equity Award. Such grounds include, but are not limited to, a financial inability on the part of the Covered Executive to repay any recoupment amount or Company’s inability to bring such a suit under the controlling law of the relevant jurisdiction.

4.11	Incentive Compensation: Any compensation granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure including, without limitation: annual bonuses and other short- and long-term cash incentives; share options; share appreciation rights; restricted shares; restricted share units; performance shares; and performance share units, as well as any freely tradable stock received pursuant to any equity awards.

Exhibit B

4.12	Recoupment Committee: Committee comprised of executives from Compliance, Legal, Internal Controls, Finance and Human Resources. The Recoupment Committee also may include members of other functional areas or business groups, as deemed necessary.

4.13	Recoupment Determination: Findings and conclusions by the Recoupment Committee or Board of Directors, as applicable, regarding whether a Covered Executive is required to forfeit or repay a Cash or Equity Award.

4.14	Significant Misconduct: A violation of a law or regulation or a significant violation of a Company policy.

4.15	Triggering Event: A Recoupment Determination that finds any of the following: (i) Significant Misconduct relating to Covered Functions by a Covered Executive that, if discovered prior to payment, would have made the Covered Executive ineligible for a Cash Award or Equity Award in the applicable award plan year or subsequent award plan years; (ii) Significant Misconduct relating to Covered Functions by subordinate employees in the business unit for which the Covered Executive had responsibility on or after 150 days after the Effective Date of the CIA that does not constitute an isolated occurrence and which the Covered Executive knew or should have known was occurring that, if discovered prior to payment, would have made the Covered Executive ineligible for a Cash Award or Equity Award in the applicable award plan year or subsequent award plan years; or (iii) Significant Misconduct that results in significant harm to the Company.

5.            Responsibilities

5.1	Board: Responsible for Recoupment Determinations related to Accounting Restatements and reviewing Recoupment Determinations involving Significant Misconduct.

5.2	Human Resources and Compensation Committee (“HRCC”): May be responsible for Recoupment Determinations to the extent delegated by the Board.

5.3	Recoupment Committee: Responsible for Recoupment Determinations involving Significant Misconduct.

Exhibit B

6.            Policy

All Covered Executives are subject to recoupment and forfeiture for Accounting Restatements and Significant Misconduct, as outlined below.

6.1	Recoupment and Forfeiture as a Result of Accounting Restatements: Administration

6.1.1	Recoupment Determinations related to Accounting Restatements will be determined by the Board or, if so designated by the Board, the HRCC, in which case references herein to the Board shall be deemed references to the HRCC.

6.1.2	Any Recoupment Determinations made by the Board shall be final and binding on all affected individuals and need not be uniform with respect to Covered Executives.

6.2            Recoupment and Forfeiture as a Result of Accounting Restatements: Process

6.2.1	If the Company is required to prepare an Accounting Restatement, the Board may require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement to correct a material error.

6.2.2	In making a determination as to whether to recoup Incentive Compensation as a result of an Accounting Restatement, the Board may consider such factors as it deems appropriate, including, without limitation (a) the practicability of obtaining such recovery and the costs to the Company and/orits shareholders of pursuing such recovery, (b) the likelihood of success of enforcement under governing law versus the cost and effort involved, (c) whether the assertion of a claim may prejudice the interests of the Company, including, without limitation, in any related proceeding or investigations, (d) any applicable fraud, intentional misconduct, or gross negligence by a Covered Executive, (e ) any pending legal proceeding relating to any applicable fraud, intentional misconduct, or gross negligence, and (f) any other factors deemed relevant by the Board.

6.2.3	If the Company is required to prepare an Accounting Restatement and the Board determines that a Covered Executive should be required to reimburse or forfeit excess Incentive Compensation pursuant to this Policy, the amount to be recovered will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data over the Incentive Compensation that otherwise would have been received by the Covered Executive had it been based on the restated results, as determined by the Board. This amount shall be calculated without regard to any taxes paid.

Exhibit B

6.2.4	If the Board cannot determine the amount of excess Incentive Compensation based on stock price or total shareholder return received by the Covered Executive directly from the information i n the Accounting Restatement or elsewhere available, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which such Incentive Compensation was received.

6.2.5	For Incentive Compensation that takes the form of an equity-based award: (a) if shares or options are held at the time of recovery, the recoverable amount shall be the number of shares or options received inexcess of the number that should have been received after applying the restated Financial Reporting Measure; (b) if options have been exercised, but the underlying shares have not been sold, the recoverable amount shall be the number of shares underlying the excess options applying the restated Financial Reporting Measure; and (c) if shares have been sold, the recoverable amount shall be the sale proceeds received by the Covered Executive in respect of the excess number of shares.

6.2.6	The Board may, to the extent permitted by applicable law, consider the tax impact to the applicable Rule 3b-7 Executive in determining the method for recouping Incentive Compensation hereunder.

6.2.7	Furthermore, the Board shall consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation.

6.3	Recoupment and Forfeiture as a Result of Significant Misconduct:

6.3.1	The Company will, to the extent permitted by controlling law, maintain the forfeiture and recoupment commitments set forth in this section for at least the duration of the Corporate Integrity Agreement, absent agreement otherwise by the Department of Health and Human Services Office of Inspector General (OIG).

6.3.2	Any Covered Executive who is the subject of an Affirmative Recoupment Determination is at risk of forfeiture and recoupment an amount equivalent to up to three (3) years of his or her annual performance pay (including Cash and Equity Awards).

Exhibit B

6.3.3	If the Company discovers any Significant Misconduct that would implicate the forfeitures described in this section by a Covered Executive, it will evaluate the situation in accordance with the process outlined in this Policy and determine whether any forfeiture, and the terms of such forfeiture, will be implemented.

6.3.4	Cash Award Eligibility and Recoupment Conditions

6.3.4.1	As a condition of eligibility for any Cash Award, a Covered Executive must agree that, as a consequence of a Triggering Event, the Company may pursue recoupment from Covered Executive on all or any portion of Cash Awards paid to the Covered Executive in the three (3) years prior to the Affirmative Recoupment Determination.

6.3.4.2	To the extent permitted by law, the eligibility and recoupment conditions for Cash Awards must survive the payment of the Covered Executive’s Cash Award and the separation of the Covered Executive’s employment for a period of three (3) years from the payment of the Cash Award.

6.3.4.3	If a payment of any portion of a Cash Award is deferred on a mandatory or voluntary basis, the three-year period must be measured from the date the bonus would have been paid in the absence of deferral.

6.3.5	Equity Awards and Recoupment Conditions

6.3.5.1	As a condition of eligibility for any Equity Award, a Covered Executive must agree that the Company reserves the right and full discretion to void and forfeit Equity Awards in the event of Significant Misconduct and, that as a consequence of a Triggering Event, the Company may pursue recoupment from Covered Executive on all or a portion of the value of Equity Awards provided to the Covered Executive for three (3) years prior to the Affirmative Recoupment Determination

6.3.5.2	To the extent permitted by law, the eligibility and recoupment conditions must survive the vesting or distribution of the Equity Award and the separation of a Covered Executive’s employment for a period of three (3) years from the vesting or distribution.

Exhibit B

6.3.6	Additional Remedies

6.3.6.1	To the extent permitting by controlling law, for the three (3) years during which the Cash Award and Equity Award eligibility and recoupment conditions exist, if Company reasonably anticipates that a Triggering Event has occurred, and the Company has recoupment rights remaining, Company shall have the right to notify the Covered Executive that those rights shall be tolled and thereby extended for an additional three (3) years or until the Recoupment Committee determines that a Triggering Event has not occurred, whichever is earlier, to the extent permitted by controlling law of the relevant jurisdiction.

6.3.6.2	If the Recoupment Committee determines that a Triggering Event has occurred after the three (3) years during which the Cash Award and Equity Award eligibility and recoupment conditions exist, Company will decide whether to pursue available remedies (e.g., filing suit against the Covered Executive) existing under statute or common law to the extent available.

6.3.7	Recoupment and Forfeiture as a Result of Significant Misconduct: Administration

6.3.7.1	The forfeiture and recoupment conditions set forth in Section 6.3 are triggered upon a Recoupment Determination that finds any of the following (each, a Triggering Event):

6.3.7.1.1	Significant Misconduct relating to Covered Functions by a Covered Executive that, if discovered prior to payment, would have made the Covered Executive ineligible for a Cash Award or Equity Award in the applicable award plan year or subsequent award plan years;

6.3.7.1.2	Significant Misconduct relating to Covered Functions by subordinate employees in the business unit for which the Covered Executive had responsibility on or after 150 days after the Effective Date of the CIA; or

Exhibit B

6.3.7.1.3	Significant Misconduct that results in significant harm to the Company.

6.3.7.2	The Company will engage in a standardized, formal review process to determine when a Triggering Event has occurred and, if so, the extent of the Cash Awards and Equity Awards that will be subject to recoupment or forfeiture by the Covered Executive using the most appropriate method of recouping Cash Awards or all or a portion of the value of any Equity Awards from a Covered Executive.

6.3.8	Recoupment and Forfeiture as a Result of Significant Misconduct: Recoupment Determination Process

6.3.8.1	Company will initiate Recoupment Determination process within 30 days after:

6.3.8.1.1	Discovery of potential Significant Misconduct that may rise to the level of a Triggering Event, or

6.3.8.1.2	Written notification by a U.S. federal government agency to Company’s Compliance Officer of a situation that may rise to the level of a Triggering Event and either occurred in the U.S. or gives rise to liability relating to Federal healthcare programs. The written notification shall either identify the Covered Executive(s) potentially at issue or provide information (e.g., a description of the alleged misconduct and the applicable time period) to allow Company to identify the Covered Executive.

6.3.8.2	Upon initiation of the Recoupment Process, the Recoupment Committee (or appropriate Delegate) will:

6.3.8.2.1	Undertake an appropriate and substantive review or investigation of the facts and circumstances associated with the Triggering Event or upon written notification from a U.S. federal government agency about a potential Triggering Event;

6.3.8.2.2	Make written findings regarding the facts and circumstances associated with the Triggering Event or written notification about a potential Triggering Event received from a U.S. federal government agency; and

Exhibit B

6.3.8.2.3	Set forth in writing its determinations and the rationale for such determinations about: (1) whether a Triggering Event occurred; (2) the extent of Cash Awards or Equity Awards that will be subject to forfeiture and/or recoupment by the Covered Executive, if any; (3) the means that will be followed to implement the forfeiture and/or secure the recoupment of Cash Awards or Equity Awards from the Covered Executive; and (4) the timetables under which the Company will implement the forfeiture and/or attempt to recoup the Cash Award or Equity Award.

6.3.8.3	A Covered Executive must not participate in the Recoupment Committee while that Covered Executive is subject to a Recoupment Determination.

6.3.8.4	All recoupment determinations must be approved by the Board or, if so designated by the Board, the HRCC.

6.3.9	Recoupment and Forfeiture as a Result of Significant Misconduct: Method of Recoupment

6.3.9.1	To the extent permitted by controlling law, if an Affirmative Recoupment Determination is made, the Company must seek to recoup through reasonable and appropriate means according to the terms of any applicable Incentive Compensation plan or executive contract: (1) Cash Awards and/or (2) all or a portion of the realized value of Equity Awards for the three (3) years prior to the Affirmative Recoupment Determination.

6.3.9.2	f necessary and appropriate to recoup the Cash Award or the value of the Equity Award, Company must file suit against the Covered Executive unless Good Cause exists not to do so.

Exhibit B

6.3.9.3	The Recoupment Committee will determine, in its sole discretion, the method for recouping Incentive Compensation, Cash and/or Equity Awards hereunder, which may include, without limitation, any of the following:

6.3.9.3.1	Requiring reimbursement of cash Incentive Compensation or Cash Awards previously paid,

6.3.9.3.2	Seeking recovery of any gain realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equitybased awards,

6.3.9.3.3	Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive (including, without limitation, any severance otherwise payable by the Company to the Covered Executive),

6.3.9.3.4	Making a deduction from the Covered Executive’s salary,

6.3.9.3.5	Requiring the Covered Executive to transfer back to the Company any shares he or she received pursuant to an award,

6.3.9.3.6	Cancelling, or reducing the number of shares subject to, or the value of, outstandingvested or unvested equity awards, and/or

6.3.9.3.7	Taking any other remedial and recovery action permitted by law, as determined by the Board or Recoupment Committee.

6.4	Reporting

6.4.1	The Recoupment Committee must provide annual reports to the Board of Directors (or an appropriate committee thereof) of the Company regarding:

6.4.1.1	The number and circumstances of any Triggering Events that occurred during the preceding year;

6.4.1.2	Any written notifications about a potential Triggering Event received from a U.S. federal government agency;

6.4.1.3	A description of any Recoupment Determinations where a Triggering Event occurred during the preceding year. The report must include, at a minimum, any decision to require or not require forfeiture/recoupment from any Covered Executives, the amount and type of any forfeiture/recoupment, the means for collecting any recoupment and the rationale for such decisions; and

Exhibit B

6.4.1.4	A description of the status of any forfeitures and/or recoupments required under prior Affirmative Recoupment Determinations that were not fully completed in prior years.

6.4.2	In addition, the Recoupment Committee must provide annual reports to the OIG and include the following:

6.4.2.1	The number and circumstances of any Triggering Events that occurred during the preceding year;

6.4.2.2	Any written notifications about potential Triggering Events received from a U.S. federal government agency;

6.4.2.3	A summary description of any Recoupment Determinations where a Triggering Event occurred during the preceding year (including any decision to require or not require forfeiture/recoupment from any Covered Executives, the amount and type of any forfeiture/recoupment, the method for collecting any recoupment, and the rationale for such decisions); and

6.4.2.4	A description of the status of any forfeitures and/or recoupments required under prior Affirmative Recoupment Determinations that were not fully completed in prior years.

6.4.2.5	The Company must also provide OIG with additional information regarding any Recoupment Determination where a Triggering Event has occurred upon OIG’s request.

6.4.3	The Company will disclose annually whether, at any time during the last completed fiscal year, the Board required recoupment or forfeiture of any Incentive Compensation received by any Covered Executive under this Policy (1) if required by law, and (2) if not required by law, so long as disclosure (a) would not violate any individual’s privacy rights, (b) is not likely to result in or exacerbate any existing or threated employee, shareholder or other litigation, arbitration, investigation or proceeding against the Company and (c) is not otherwise prohibited. Subject to the exceptions described in the previous sentence, if any such recoupment or forfeiture under this Policy occurred, the Company will disclose the general circumstances of the recoupment and/or forfeiture, and if no such recoupment or forfeiture occurred during the last completed fiscal year, the Company will disclose that no such event occurred.

Exhibit B

6.5	No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, including, without limitation, by paying or reimbursing the Covered Executive for premiums on any insurance policy covering any potential losses.

6.6	Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed, and the Company’s CIA requirements.

6.7	Effective Date

This Policy shall apply to Incentive Compensation, Cash Awards, and Equity Awards that is earned by Covered Executives on or after January 1, 2022.

6.8	Amendment

The Board may amend this Policy from time to time in its discretion as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act, to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed, and/or to comply with the Company’s CIA requirements.

6.9	Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after January 1, 2022 shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Exhibit B

Without limiting the foregoing, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws.

6.10	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

6.11	Governing Law

This Policy, and all determinations made, and actions taken pursuant to this Policy, shall be governed by the laws of the State of Missouri and applicable U.S. federal laws, excluding any conflicts or choice of law, rule, or principle.

7.	Attachments

N/A

8.	Revision History

Revision No.	Effective/Release Date	Change Description
1	See footer for date	New to MasterControl for CIA requirements. Added forfeiture and recoupment requirements for Significant Misconduct by Covered Executives